Exhibit 4.2

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 12 ON THE FACE OF THIS SECURITY.

CUSIP No. 06746L422	ISIN: US06746L4225

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

iPath® S&P 500 VIX Short-Term Futures™ ETN

due January 30, 2019

The following terms apply to this Security.  Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount:  On a reverse-split adjusted basis, $3,840,000,000,000, equal to 37,500,000 Securities at $102,400 per Security (1 for 4 Reverse Split of the iPath® S&P 500 VIX Short-Term FuturesTM ETN due January 30, 2019 (CUSIP: 06746L422) which were first issued on February 3, 2009 (the “Original Issue Date”) so that the aggregate principal amount outstanding after the Effective Date will remain $3,840,000,000,000).

Index:  The S&P 500 VIX Short-Term Futures™ Index TR.

Inception Date:  January 29, 2009.

Effective Date:  August 23, 2017.

Interest Rate:  The principal of this Security shall not bear interest.

Denomination:  $102,400

Payment at Maturity:  On the Maturity Date, unless such Securities were previously redeemed on a Redemption Date as provided under “Early Redemption”, the Company shall redeem this Security by paying to the Holder a cash payment per Security equal to the Closing Indicative Value on the Final Valuation Date.

Early Redemption:  The Holder may, subject to the notification requirements provided under Section 5 hereof, require the Company to redeem the Holder’s Securities in whole or in part on any Redemption Date during the term of the Securities.  If the Holder requires the Company to redeem the Holder’s Securities on any Redemption Date, the Holder will receive a cash payment per Security equal to the Closing Indicative Value on the applicable Valuation Date minus a redemption charge equal to 0.05% times the Closing Indicative Value on the Valuation Date.  The Company shall not be required to redeem fewer than 25,000 Securities at one time.

Calculation Agent:  Barclays Bank PLC.

Defeasance:  Neither full defeasance nor covenant defeasance applies to this Security.

Listing:  NYSE Arca Stock Exchange and the Toronto Stock Exchange.

(Face of Security continued on next page)

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture.  Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Business Day” means any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation or executive order to close.

“Closing Indicative Value” shall be calculated in the following manner:  (i) the Closing Indicative Value on the Inception Date shall equal $100; and (ii) on each subsequent calendar day, until and including the Final Valuation Date or, in the case of Securities with respect to which the Holder has exercised its right of Early Redemption, the applicable Valuation Date, the Closing Indicative Value shall equal the Closing Indicative Value on the immediately preceding calendar day times the Daily Index Factor on such calendar day (or, if such day is not an Index Business Day, one) minus the Investor Fee on such calendar day.  The Closing Indicative Value is subject to adjustment as described in Section 6 on the face of this Security.

“Daily Index Factor” means, on any given Index Business Day, the amount equal to the closing level of the Index on such Index Business Day divided by the closing level of the Index on the immediately preceding Index Business Day.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder).  Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking).  During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking).  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining the quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Default Amount.  The “Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Face Amount.

“Final Valuation Date” means January 29, 2019, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will the Final Valuation Date be postponed by more than five Trading Days.

“Index Business Day” means any day on which (1) it is a Business Day in New York and (2) the Chicago Board Options Exchange, Incorporated (the “CBOE”) is open.

“Investor Fee” means the amount calculated on a daily basis in the following manner:  (i) the Investor Fee on the Inception Date shall equal zero; and (ii) on each subsequent calendar day until and including the Final Valuation Date or, in the case of Securities with respect to which the Holder has exercised its right of Early Redemption, the applicable Valuation Date, the Investor Fee will be equal to 0.89% times the Closing Indicative Value on the immediately preceding calendar day times the Daily Index Factor on that day (or, if such day is not an Index Business Day, one) divided by 365.

“Market Disruption Event” means, with respect to the Securities, in the opinion of the Calculation Agent and determined in its sole discretion:  (i) Standard & Poor’s Financial Services LLC (“S&P”) does not publish the level of the Index on any Index Business Day; (ii) a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® on the Relevant Exchanges (as defined below) for such securities occurs for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or any relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchange; (iii) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange for the S&P 500® occurs as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® are materially inaccurate (a) during the one hour preceding the close of the principal trading session on such Relevant Exchange or (b) during any one hour period of trading on such Relevant Exchange or on any day that is an “index roll date” for purposes of calculating the VIX Index or any relevant successor index; (iv) a suspension, absence or material limitation of trading on any Relevant Exchange for the VIX Index (or any relevant successor index) occurs for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or any relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchange; (v) a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the VIX Index (or any relevant successor index) occurs as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on any relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or any relevant successor index) are materially inaccurate; (vi) a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on any relevant successor index) occurs; (vii) on any Index Business Day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying the Index occurs; (viii) any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying the Index occurs; or (ix) the declaration or continuance of a general moratorium in respect of banking activities occurs in any relevant city.  For purposes of determining whether a Market Disruption Event has occurred, (A) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange for the S&P 500® or the VIX Index (or any relevant successor index); (B) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by S&P) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading; (C) a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on any relevant successor index) by the Relevant Exchange for the VIX Index (or any relevant successor index) by reason of a price change exceeding limits set by such relevant exchange, an imbalance of orders relating to such options, or a disparity in bid and ask quotes relating to such options will, in each such case, constitute a suspension, absence or material limitation of trading on such Relevant Exchange; and (D) a “suspension, absence or material limitation of trading” on any Relevant Exchange will not include any time when such Relevant Exchange is itself closed for trading under ordinary circumstances.  “Relevant exchange” means, with respect to the S&P 500®, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on any relevant successor index).

“Maturity Date” means January 30, 2019, provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day; provided, however, that if the fifth Business Day preceding January 30, 2019 does not qualify as the Final Valuation Date referred to above, then the Maturity Date will be the fifth Business Day following the Final Valuation Date.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America or Europe that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s Ratings Services (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

“Redemption Date” means the third Business Day following each Valuation Date (other than the Final Valuation Date).  The final Redemption Date will be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date.

“SPX Options” means the put and call options on the level of the S&P 500® used in the calculation of the VIX Index.

“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 3 hereof.

“Trading Day” means any day on which (1) it is a Business Day in New York City, (2) trading is generally conducted on NYSE Arca, and (3) trading is generally conducted on the CBOE, in each case as determined by the Calculation Agent in its sole discretion.

“Valuation Date” means each Index Business Day from January 29, 2009 to January 29, 2019, inclusive, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will any Valuation Date be postponed by more than five Trading Days.

“VIX Index” means the CBOE Volatility Index®.

1.                                      Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the amount as calculated and provided under (i) “Early Redemption” and elsewhere on the face this Security on the applicable Redemption Date, in the case of any Securities in respect of the which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, or (ii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2.                                      Payment of Interest

The principal of this Security shall not bear interest.  Any return on this Security that may be deemed to be interest will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.

3.                                      Discontinuance or Modification of the Index; Market Disruption Event

If S&P discontinues publication of the Index and Barclays Capital or any other Person or entity publishes an index that the Calculation Agent determines is comparable to the Index and approves as a Successor Index, then the Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable on the Maturity Date or any Redemption Date by reference to such Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no Successor Index, or that the closing value of the Index is not available because of a Market Disruption Event or for any other reason on any Valuation Date or other date on which the value of the Index is required to be determined, or if for any other reason the Index is not available to the Company or the Calculation Agent on any Valuation Date, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including, without limitation, whether the change is made by S&P under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, or is due to any other reason, then the Calculation Agent will be permitted (but shall not be required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the Maturity Date or upon Early Redemption is equitable.

The Calculation Agent shall have the right to postpone a Valuation Date, and thus the determination of the value of the Index, if the Calculation Agent determines that, on such Valuation Date, a Market Disruption Event occurs or is continuing.  If such a postponement occurs, the Calculation Agent shall determine the value of the Index by using the closing value of the Index on the first Trading Day after that day on which no Market Disruption Event occurs or is continuing with respect to the Index.  In no event, however, may the Calculation Agent postpone a Valuation Date by more than five Trading Days.

In the event that a Valuation Date is postponed until the fifth Trading Day following the scheduled Valuation Date, but a Market Disruption Event occurs and is continuing on such day, that day shall nevertheless be a Valuation Date, and the Calculation Agent shall determine the value of the Index on such day by a good faith estimate of the value of the Index that would have prevailed in the absence of a Market Disruption Event.

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

4.                                      Payment at Maturity or Upon Early Redemption

The payment of this Security that becomes due and payable on the Maturity Date or on a Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity” and “Early Redemption”, respectively.  The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount.  When the payment referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation.  References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security.  Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount.  This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5.                                      Redemption Mechanics

Subject to the minimum redemption amount provided under “Early Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of redemption to the Company via electronic mail by no later than 4:00 p.m. New York time on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of redemption to the Company via facsimile by no later than 5:00 p.m. New York time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price per Security equal to the Closing Indicative Value on the applicable Valuation Date minus a redemption charge equal to 0.05% times the Closing Indicative Value on the Valuation Date, facing Barclays Capital DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. New York time on the applicable Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date).  The final Redemption Date shall be the third Business Day following such Valuation Date that is immediately prior to the Final Valuation Date.

6.                                      Split or Reverse Split of the Securities

If the Closing Indicative Value on any Business Day is above $400.00, the Company may, but shall not be required to, initiate a 4 for 1 split of the Securities.

If the Closing Indicative Value on any Business Day is below $25.00, the Company may, but shall not be required to, initiate 1 for 4 reverse split of the Securities. On each of November 9, 2010, October 5, 2012, November 8, 2013 and August 9, 2016 the Company implemented a reverse split of the Securities.

If the Closing Indicative Value of the Securities is greater than $400.00 or below $25.00 on any Business Day, and the Company decides to initiate a split or reverse split, as applicable, such date shall be deemed to be the “Announcement Date”, and the Company shall issue a notice to Holders of the Securities and a press release announcing such split or reverse split, and specifying the effective date of such split or reverse split.

If the Securities are split, the terms of the Securities (including without limitation the Closing Indicative Value) will be adjusted accordingly as described below.  If the Securities undergo a 4 for 1 split, each Holder of a Security on the relevant record date will, after the split, hold four Securities.  The record date for any split will be the 9th Business Day after the Announcement Date for such split.  The Closing Indicative Value on such ex-date would be divided by four to reflect the 4 for 1 split of the Securities.  Any adjustment of the Closing Indicative Value will be rounded to eight decimal places.  The split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date for such split.

In the case of a reverse split, the Company may address odd numbers of Securities in a manner determined by it in its sole discretion.  If the Securities undergo a 1 for 4 reverse split, each Holder who holds four Securities on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below.  The record date for any reverse split will be the 9th Business Day after the Announcement Date for such reverse split.  The Closing Indicative Value on such record date would be multiplied by four to reflect the 1 for 4 reverse split of the Securities.  Any adjustment of the Closing Indicative Value will be rounded to eight decimal places.  The reverse split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date for such reverse split.

In the case of a reverse split, Holders who own a number of Securities on the record date which is not evenly divisible by 4 will receive the same treatment as all other Holders for the maximum number of Securities they hold which is evenly divisible by 4, and the Company will have the right to compensate Holders for their remaining or “partial” Securities in a manner determined by it in its sole discretion.

7.                                      Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity or upon early redemption; Market Disruption Events; Business Days; Trading Days; the Closing Indicative Value; the Daily Index Factor; the Default Amount; the level of any Index on the Inception Date; the Investor Fee; the Maturity Date; Redemption Dates; Valuation Dates; the amount payable in respect of the Securities at maturity or upon early redemption and all such other matters, calculations or determinations as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder.  The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent.  Insofar as this Security provides for the Calculation Agent to determine the value of the Index on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

8.                                      Default Amount

If any Event of Default occurs and the maturity of this Security is accelerated, the Default Amount will be payable in respect of this Security at maturity.

9.                                      Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Payment will be made to an account designated by the

Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender).  Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

10.                               Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

11.                               Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

12.                               Prospectus

Reference is made to the (i) the Prospectus related to the Securities, dated July 18, 2016, (ii) the Prospectus Supplement, dated July 18, 2016 and (iii) the Pricing Supplement, dated August 23, 2017, as each may be amended from time to time (together, the “Prospectus”).  The terms and conditions of this Security as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Security and binding upon the parties hereto.  In the event of a conflict between the terms of the Prospectus and the terms of this Security, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing a Security, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization.  Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free, 1-888-227-2275 (extension 1101).

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:  August 23, 2017

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof.  References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law.  If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding been required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Original Issue Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 35 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price equal to the principal amount thereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the

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rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose).  The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing.  Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $102,400.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.